Exhibit T3A.6

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TRESCOM INTERNATIONAL. INC.

In accordance with Section 607.1007 of the Florida Statutes, the Articles of Incorporation of TRESCOM INTERNATIONAL, INC., a Florida corporation (the “Corporation”), are hereby amended and restated to read in their entirety as follows:

ARTICLE I

NAME

The name of the corporation is: TresCom International, Inc.

ARTICLE II

PRINCIPAL OFFICE

The street address of the principal office of the corporation shall be:

1700 Old Meadow Road

McLean, Virginia 22102

The board of directors of the corporation, or an officer of the corporation acting under the authority of the board of directors, is authorized to change the principal office of the corporation from time to time without amendment to these Articles of Incorporation.

ARTICLE III

AUTHORIZED SHARES

The aggregate number of shares which the corporation shall have authority to issue is one hundred (100) shares of common stock. The par value of each such share shall be $.01 per share.

ARTICLE IV

PURPOSE AND POWERS

The corporation is organized for the purpose of transacting any and all lawful business for which corporations may be incorporated under the Florida Business Corporation Act and under the laws of any jurisdiction in which the corporation may operate. The corporation shall have all lawful powers necessary or appropriate to conduct such business including, but not limited to, all corporate powers which corporations may have under the Florida Business Corporation Act.

ARTICLE V - Intentionally Omitted

ARTICLE VI - Intentionally Omitted

ARTICLE VII

BOARD OF DIRECTORS

The number of directors constituting the board of directors is two. Thereafter the number of directors shall be as provided in the bylaws. The name and address of each individual who is to serve as a member of the board of directors are:

K. Paul Singh	1700 Old Meadow Road McLean, Virginia 22102

John F. DePodesta	1700 Old Meadow Road McLean, Virginia 22102

IN WITNESS WHEREOF, these Articles of Incorporation have been executed this 9th day of June, 1998.

/s/ John F. DePodesta
John F. DePodesta,
Vice President and Secretary

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